      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1997
                                               REGISTRATION NO. 333-
                                                                    ------------

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                                   ZILA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                         86-0619668
   (STATE OR OTHER JURISDICTION OF                            (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)

                              5227 NORTH 7TH STREET
                             PHOENIX, ARIZONA 85014
                                 (602) 266-6700
                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                  NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
                                MR. JOSEPH HINES
                                   ZILA, INC.
                              5227 NORTH 7TH STREET
                           PHOENIX, ARIZONA 85014-2800
                                 (602) 266-6700
                     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                    TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                          AGENT FOR SERVICE OF SERVICE)
                                 ---------------
      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                              KEVIN J. TOUREK, ESQ.
                               STREICH LANG, P.A.
                             2 NORTH CENTRAL AVENUE
                           PHOENIX, ARIZONA 85004-2391
                                 (602) 229-5200
                                 ---------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO PUBLIC:

     From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Securityholders.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 ---------------
                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITY    AMOUNT TO BE           PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
       TO BE REGISTERED            REGISTERED(1)      OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE     REGISTRATION FEE
Common Stock, $.001 par value    4,184,398 SHARES            $ 7.25 (2)                $30,336,885.50               $ 9192

Common Stock, $.001 par value,
issuable upon exercise of a       300,000 SHARES            $8.6125 (3)                  $2,583,750                  $783
Warrant

Total                                4,484,398                                         $32,920,635.50               $9975

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price for the Common Stock on July 17, 1997

(3) The exercise price of the warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION DATED JULY 18, 1997

                                   ZILA, INC.

                                4,484,398 SHARES
                                       OF
                                  COMMON STOCK
                                 ---------------

            THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 8 OF THIS PROSPECTUS

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

The securities offered hereby (the "Offered Securities") are 4,484,398 shares of common stock, $.001 par value ("Common Stock"), of Zila, Inc., a Delaware corporation ("Zila" or the "Company"), which may be offered and sold, from time to time, for the account of certain stockholders of the Company (the "Selling Securityholders"). Of the 4,484,398 shares of the Common Stock subject to this Prospectus, (i) 4,200,000 shares (the "LOC Shares") have been or may be issued pursuant to a Private Equity Line of Credit Agreement dated April 30, 1997 (the "Equity Line Agreement") between the Company and certain of the Selling Securityholders, (ii) 300,000 shares (the "Warrant Shares") are issuable upon the exercise of outstanding warrants to purchase shares of Common Stock (the "Warrants") acquired by certain of the Selling Securityholders pursuant to the Equity Line Agreement, and (iii) 284,398 shares were previously issued (the "Issued Shares") in private placements to certain of the Selling Securityholders and are currently outstanding. See "RECENT DEVELOPMENTS."

The LOC Shares have been or may be issued by the Company to certain of the Selling Securityholders pursuant to the terms of the Equity Line Agreement. The price at which the LOC Shares will be issued by the Company to the Selling Securityholders shall be 93% of the Market Price (as defined by the Equity Line Agreement) on the date the Company issues shares available under the Equity Line Agreement.

The Offered Securities may be sold from time to time by the Selling Securityholders. See "SELLING SECURITYHOLDERS." The Company will not receive any of the proceeds from the sale of the Offered Securities (other than the warrant exercise price which is $8.6125 per share) by the Selling Securityholders. The Offered Securities may be offered from time to time in one or more transactions in the over-the-counter market, pursuant to Rule 144 under the Securities Act of 1933, or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices, and without payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers.

The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933. See "PLAN OF DISTRIBUTION."

The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, in which event any commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Common Stock may be deemed to be underwriting discounts under the Securities Act. See "PLAN OF DISTRIBUTION."

All expenses in connection with the registration of the Offered Securities will be borne by the Company. See "RISK FACTORS," "PLAN OF DISTRIBUTION" and "SELLING SECURITYHOLDERS."

The Common Stock is listed on the Nasdaq National Market under the Symbol "ZILA." On July 17, 1997, the last reported sales price of the Company's Common Stock on the Nasdaq National Market was $7.75 per share.



              The date of this Prospectus is              , 1997.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.com that contains reports, proxy statements and other information.

This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at the locations described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission are incorporated by reference into this Prospectus:

     (i) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996;

     (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1996;

     (iii) the Company's Current Report on Form 8-K dated (date of earliest event reported) January 8, 1997;

     (iv) the Company's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1997;

     (v) the Company's Current Report on Form 8-K dated (date of earliest event reported) February 11, 1997;

     (vi) the Company's Current Report on Form 8-K dated (date of earliest event reported) March 17, 1997;

     (vii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1997;

     (viii) the Company's Current Report on Form 8-K dated July 18, 1997;

     (ix) the description of the Common Stock contained in the Company's Registration of Certain Classes of Securities Pursuant to Section 12(b) or
     (g) of the Securities Exchange Act of 1934 on Form 8-A dated March 1, 1989, as amended from time to time.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company hereby undertakes to provide without charge to each person, including a beneficial owner, to whom a Prospectus is delivered upon written or oral request of each person, a copy of any document incorporated herein by reference (not including exhibits to the document that have been incorporated herein by reference, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to President, Zila, Inc., 5227 North 7th Street, Phoenix Arizona 85014-2800; telephone (602) 266-6700.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere, or incorporated by reference, in this Prospectus, including information under "Risk Factors." The discussion in this Prospectus contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 and involve risks and uncertainties. The forward-looking statements are qualified in their entirety by reference to the risks and risk factors described herein and in such reports. The Company's actual results could differ materially from those projected in the forward-looking statements as a result of the factors described under "Risk Factors" and elsewhere in this Prospectus and in such reports.

                                   THE COMPANY

Zila, Inc., a Delaware corporation, has three operating groups. Zila Pharmaceuticals, a Nevada corporation ("Zila"), markets a growing line of non-prescription oral healthcare products, including Zilactin(R), Zilactin-B, Zilactin-L, Zilactin-Lip, new Zilactin Baby and Quik FlossTM. Cygnus Imaging, Inc., an Arizona corporation ("Cygnus"), manufactures and markets internationally CygnaScope(TM) and OralVision(TM) intraoral video camera systems, and Sens-A-Ray(TM) digital x-ray systems. The third operating group, Bio-Dental Technologies Corporation, a California corporation ("Bio-Dental"), consists of Practice Works(TM) dental practice management software and The Supply House, a nationwide dental products distributor, marketing 15,000 items to the dental office through extensive direct mail, catalog sales and telemarketing. Zila was organized on September 12, 1980. On September 1, 1988, Zila Pharmaceuticals, Inc., a Delaware corporation and a wholly-owned subsidiary of Zila, Inc., was merged with and into Zila. The surviving corporation was Zila, which became, by virtue of such merger, a wholly-owned subsidiary of Zila, Inc. Bio-Dental, Cygnus, Zila Ltd., a corporation incorporated under the laws of the United Kingdom (the "UK"), and Zila International, an Arizona corporation, are all wholly-owned subsidiaries of Zila, Inc. Unless the context otherwise indicates, the term "Company" as used herein refers to Zila, Inc. and each of its subsidiaries.

The Company is incorporated in the State of Delaware. The Company's principal executive offices are located at 5227 North Seventh Street, Phoenix, Arizona 85014-2800, and its telephone number is (602) 266-6700.

                                  THE OFFERING

Securities offered                             4,488,398 shares of Common Stock

Common Stock Outstanding as of April 30,       32,257,848 shares of Common Stock
1997

Nasdaq National Market Symbol                  Zila

                               RECENT DEVELOPMENTS

Effective April 30, 1997, Zila entered into the Equity Line Agreement with certain of the Selling Securityholders. Pursuant to the Equity Line Agreement, the Company may sell up to $25 million of Zila's Common Stock, with the proceeds to be used to fund OraTest(TM) marketing and for general working capital purposes. The Company also entered into related Registration Rights Agreements whereby the Company agreed to file under the Securities Act a registration statement for the resale by the Selling Shareholders of shares of the Common Stock obtained pursuant to the Equity Line Agreement. The option to sell stock to the Investor will remain available for a period of thirteen months following the effective date of the registration statement discussed below (the "Commitment Period"). As part of the Equity Line Agreement, Zila sold $3.0 million of stock on April 30, 1997, and has committed to sell an additional $10 million of common stock to the Investor over the Commitment Period. In the event that the Company does not sell an additional $10 million during the Commitment Period, the Company shall issue an additional three-year warrant to certain of the Selling Shareholders to purchase an additional 250,000 shares of the Common Stock, at the market price, on the last day of the Commitment Period.

The Equity Line Agreement provides that Zila can obtain up to $2 million at any one time through the sale of the Company's Common Stock. All shares sold will be at a 7% discount to the average of the closing bid price of the Company's Common Stock over a specified period of time, subject to a maximum purchase price calculation.

The Selling Securityholders' obligation to purchase Common Stock under the Equity Line Agreement is subject to various conditions, including, without limitation: (i) effectiveness of the Registration Statement with respect to the shares that may be purchased pursuant to the Equity Line Agreement, (ii) an average daily trading volume over the course of the six months prior to a purchase of greater than 75,000 share per day, (iii) shares issued pursuant to the Equity Line Agreement may not exceed 20% of the Company's outstanding shares.

As a commitment fee for keeping the equity line available for the Commitment Period, the Company has issued warrants dated May 7, 1997 (the "Warrants") to the Selling Securityholders, exercisable for 300,000 shares of Common Stock at an exercise price of $8.6125 per share. The Warrants are exercisable for a three-year period commencing October 31, 1997.

                                  RISK FACTORS

This offering involves a high degree of risk. Prospective investors should carefully consider, among other factors, the following risks relating to the Company, its business and this offering:

No Assurance of Profitable Operations. For the fiscal years ended July 31, 1996, 1995, 1994 and 1993, the Company had net income (loss) of $1,217,298, ($1,282,357), $558,748, and $1,338,826, respectively. For the fiscal quarter ended April 30, 1997 and the nine months ended April 30, 1997 the Company had a net loss of $1,447,087 and $5,174,228, respectively. The Company has had profitable operations in three of its last four fiscal years. There can be no assurance that the Company will, in the future, return to profitability or that the Company's plan for expanded operations will be successful.

Introduction of OraTest(TM) In the United State; Uncertainties of Regulatory Approval. Zila has not yet received Food and Drug Administration ("FDA") approval for OraTest(TM), a diagnostic for oral cancer and site delineation device for biopsy and surgical excision. The production and marketing of the Company's OraTest(TM) and related products are subject to regulation by numerous governmental authorities in the United States and other countries. Prior to marketing, any drug developed by the Company must undertake rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities. These processes can take a number of years and require the expenditure of substantial resources. Obtaining such approvals and completing such testing is a costly and time-consuming process, and approval may not be ultimately obtained. The length of the FDA review period varies considerably, as does the amount of preclinical and clinical data required to demonstrate the safety and efficacy of a specific product. The Company may also decide to replace the compounds in testing with modified or optimized compounds, thus extending the testing process. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application or product license application. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. Management is unable at this time to determine whether such FDA approval may be forthcoming or, if so, when OraTest(TM) may begin to be marketed in the United States. If the FDA does not approve OraTest(TM) for the United States market, it could have a material adverse effect on the business of Zila, and the market price for Common Stock would likely be materially adversely affected as well. As of April 30, 1997, Zila has invested approximately $3,800,000 in the development of OraTest(TM) and has also made a significant financial investment to secure FDA approval of OraTest(TM) and to prepare for the introduction of OraTest(TM) to the United States market. The failure of the FDA to approve OraTest(TM) would make it impossible for Zila to recoup this investment through sales of OraTest(TM) in the United States. Management of the Company believes that the necessary approvals for the sale of OraTest(TM) in the United States will be received; however, there can be no assurances in this regard. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, the FDA will require post-marketing reporting, and may require surveillance programs to monitor the usage or side effects of each drug product.

A marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, potentially including withdrawal of the product from the market.

Potential Difficulty in Implementing Marketing Strategy. If FDA approval of OraTest(TM) is received, the Company must establish a marketing and sales force with technical expertise and distribution capability to market directly to the dental professional or it must obtain the assistance of a pharmaceutical company with a large distribution system and sales force. There can be no assurance that the Company may do this or be successful in gaining market acceptance of OraTest(TM).

Competition; Research and Development. The pharmaceutical industry is highly competitive. A number of companies, many of which have greater financial resources, marketing capabilities and research and development capacities than the Company, are actively engaged in the development of products similar to those products produced and marketed by the Company. The Company relies on outside sources for its ongoing research and development needs in much the same manner as the Company relies on outside sources for manufacturing. The pharmaceutical industry is characterized by extensive and ongoing research efforts. Other companies may succeed in developing products superior to those marketed by the Company. Such companies may even succeed in developing a cure for herpes simplex virus, which would substantially reduce the potential market for symptomatic treatments such as ZILACTIN(R). In addition, Bio-Dental, a wholly-owned subsidiary of Zila, faces significant competition, primarily from a various number of dental supply dealers and mail order supply houses in the United States. Bio-Dental also faces significant competition from providers of dental practice management software and intra-oral camera systems. Many of the competing providers of these products have significantly greater market share and financial resources than Bio-Dental. In addition, new competitors may enter into Bio-Dental's markets from time to time. It may be difficult for Bio-Dental to maintain or increase sales volume and market share due to such competition.

Dependence on Proprietary Rights. Zila relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. Zila owns and has exclusive licenses to a number of United States and foreign patents and patent applications, and intends to seek additional patent applications as it deems appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to cover Zila's products or to effectively limit competition against Zila. In addition,there can be no assurance that any patents that may be issued to Zila will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to, or effectively limit competition against, Zila. Zila also has a number of trademarks. There can be no assurance that litigation with respect to trademarks will not result from the use of registered or common law marks, or that, if litigation against Zila were successful, any resulting loss of the right to use a trademark would not reduce sales of Zila's products in addition to the possibility of a significant damages award. Although Zila intends to defend the proprietary rights, policing unauthorized use of proprietary technology and products is difficult, and there can be no assurance that Zila's efforts will be successful. In addition, the laws of certain foreign countries may not protect the proprietary rights of Zila to the same extent as do the laws of the United States.

Government Regulation. The approval and sale of pharmaceutical products is heavily regulated by the Food and Drug Administration (the "FDA") and other federal and state regulatory agencies. Such regulation encompasses pricing, safety and efficacy, testing, advertising and promotion, labeling of pharmaceutical products and other matters. Compliance with such regulations is both costly and time consuming. In order to be legally marketed over-the-counter ("OTC"), a product must either be the subject of a New Drug Application ("NDA") approved by the FDA, be the subject of an applicable FDA monograph designating the product generally recognized as safe and effective or, if no FDA monograph exists, the FDA may designate a product as "grandfathered" (i.e., the sale of such product is permissible because of the safe use of such product or similar products prior to December 5, 1975). ZILACTIN(R) and its family of products have been "grandfathered" and a letter has been received by the Company from the FDA confirming that status. ZILACTIN(R) is currently being marketed for the symptomatic relief of canker sores (oral mucosal ulcers or lesions), cold sores, and fever blisters. ZILACTIN(TM)-L (for the treatment of fever blisters and cold sores before they erupt) is also marketed as a "grandfathered" product. Neither of these products may be marketed as a treatment for genital herpes or herpes zoster (commonly known as "shingles") without an effective new drug application. Depending principally on the time and expense involved, NDAs seeking approval for marketing ZILACTIN(R) and/or ZILACTIN(R)-L as topical applications for the treatment of shingles and genital herpes may be filed by the Company. There can be no assurance that any NDA will be filed with/or approved by the FDA. Any challenge by the FDA of the Company's sale of or claims for ZILACTIN(R) would materially adversely affect the business and prospects of the Company. The Company is also seeking FDA and EU approval of OraTest(TM), an oral cancer diagnostic. There can be no assurance that FDA or EU approval of OraTest(TM) will be obtained.

Dependence on Key Personnel. The operations of the Company depend to a great extent on the technical expertise and management efforts of Mr. Joseph Hines, President of the Company, Mr. Clarence Baudhuin, Executive Vice President of the Company, Mr. Edwin Pomerantz, Vice President of Regulatory and Technical Affairs, Ms. Janice Backus, Vice President and Corporate Secretary, and Curtis
M. Rocca, III, President of Bio-Dental. The loss of Messrs. Hines, Baudhuin, Rocca or Pomerantz or Ms. Backus could materially adversely affect the Company's business. The Company maintains key person life insurance coverage on Messrs. Hines, Baudhuin, [Rocca] and Pomerantz.

Litigation. In July 1995, one of Zila's subsidiaries, Bio-Dental Technologies Corporation, was named as a defendant, along with Bio-Dental's transfer agent and a shareholder of Bio-Dental ("Shareholder"), in a lawsuit. The lawsuit alleges that Bio-Dental wrongfully failed to register 200,000 Bio-Dental shares in the name of the plaintiffs which were pledged as security by the Shareholder for a debt owed by the Shareholder to the plaintiffs. Bio-Dental denied all of the material allegations of the lawsuit against it and has asserted various affirmative defenses. In November 1996, Bio-Dental was granted a summary judgment in which the court ruled in favor of Bio-Dental. The plaintiffs filed a motion to reconsider the summary judgment ruling, which was denied by the court in January 1997. Having lost the summary judgment ruling and later having this ruling upheld, the plaintiffs are in the process of filing an appeal. Bio-Dental will continue to vigorously defend against the claims set forth in the lawsuit. Bio-Dental accrued a contingent liability of $450,000 in September 1996 because it believed a loss was probable at that time. This amount was Bio-Dental's best estimate of the loss in the event the outcome of the litigation was unfavorable to Bio-Dental. If the appeal is successful, it could have an adverse impact on the Company.

Upon consummation of the Company's merger with Bio-Dental, each of the outstanding shares of Bio-Dental common stock was converted into .825 shares of the Company's Common Stock. Subsequent to the merger with Bio-Dental, the Company's stock transfer agent was presented with a certificate purporting to represent 220,000 shares of Bio-Dental common stock which did not appear on the records of Bio-Dental's stock transfer agent as of the closing date. The Company is currently investigating this matter and has not determined whether any shares of the Company's common stock are required to be issued in exchange for the shares purportedly represented by this certificate.

Possible Claims Relating to Products. The Company could be exposed to possible claims for personal injury resulting from allegedly defective products manufactured by third parties with which it has entered into manufacturing agreements. The Company maintains product liability insurance coverage for claims arising from the use of all its products. However, there can be no assurance that the Company will not be subject to product liability claims in excess of its insurance coverage. Any significant product liability claims not within the scope of the Company's insurance coverage could have a material adverse effect on the Company.

No Cash Dividends. Although the Company is not restricted in its ability to pay cash dividends, the Company has never paid cash dividends on its Common Stock and does not contemplate paying cash dividends in the foreseeable future.

Charter and Bylaw Provisions. The Company's Certificate of Incorporation, as amended, and Bylaws contain provisions that limit or eliminate director liability for certain actions. These provisions could, in some instances, prevent redress by stockholders for certain actions taken by the Company's directors.

Warrants and Options. As of April 30, 1997, 3,244,012 shares of Common Stock are issuable upon the exercise of outstanding options and warrants to purchase shares of Common Stock, including warrants to purchase 300,000 shares covered by this Prospectus. For the life of such options and warrants, the option and warrant holders will have the opportunity to profit from a rise in the price of the Common Stock, with a resulting dilution in the interest of other holders of the Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing. Further, the warrant and option holders can be expected to exercise their warrants and options at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its unissued Common Stock on terms more favorable to the Company than those provided by such options and warrants.

Shares Eligible for Future Sale. As of April 30, 1997, the Company had 32,257,648 shares of Common Stock outstanding. An additional 3,244,012 shares of Common Stock are issuable upon exercise of outstanding options and warrants to purchase Common Stock, including warrants to purchase 300,000 shares of the Common Stock covered by this Prospectus. Such shares, subject to certain limitations, may be available in the future for resale in the open market pursuant to Rule 144 promulgated under the Securities Act, as amended or pursuant to registration of such shares under the Securities Act. The foregoing resales, if any, may have an adverse effect on the market price of the Common Stock.

Possible Volatility of Common Stock Price. The market price for Common Stock has fluctuated significantly in the past. Management of Zila believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the pharmaceutical industry in general. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by Zila and other pharmaceutical and health care companies, often for reasons unrelated to the operating performance of the specific companies. Zila anticipates that the market price for Common Stock may continue to be volatile.

Future Capital Requirements and Uncertainty of Future Funding; Dilutive and Other Effects of Equity Line Agreement. The Company expects that its current cash and cash equivalents and short-term investments will be sufficient to fund the Company's operations through fiscal year 1998. In addition, the development of the Company's products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential product to market and to establish production, marketing and sales capabilities. The Company may need to raise substantial additional funds for these purposes. The Company may seek such additional funding through collaborative arrangements and through public or private financings, including equity financings. The issuance of the Common Stock covered by this Registration Statement, as well as any additional equity financing, if available, will be dilutive to stockholders, and any debt financing, if available, may restrict the Company's ability to pay dividends on its capital stock or the manner in which the Company conducts its business. Under the terms of the Equity Line Agreement, the Company has secured an equity line that allows the Company to raise up to $22 million from investors over a 13-month period beginning August 20, 1997. Other than this equity line, however, the Company currently has no commitments for any additional financings, and there can be no assurance that any such financings will be available to the Company or that adequate funds for the Company's operations, whether from financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, to limit the marketing of its products or to license third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and market itself.

While the equity line arrangement discussed above will help provide the Company with additional future financing, the sale of Common Stock thereunder will have a dilutive impact on other stockholders of the Company. As a result, the Company net income (loss) per share could be materially decreased (increased) in future periods, and the market price of the Common Stock could be materially and adversely affected. In addition, the Common Stock to be issued under the Equity Line Agreement will be issued at a discount to the then-prevailing market price of the Common Stock. These discounted sales could have an immediate adverse effect on the market price of the Common Stock. The Company also has an obligation to register the Common Stock to be issued under the Equity Line Agreement on or before August 30, 1997; therefore, the Common Stock sold under the Equity Line Agreement will generally be eligible for immediate resale, which could further adversely affect the Company's stock price.

As a commitment fee to the equity line investors, the Company has issued the Warrants exercisable over a three-year period for 300,000 shares of Common Stock at an exercise price of $8.6125 per share. In the event the Company does not sell $13 million of Common Stock pursuant to the Equity Line Agreement in a specified period, the Company is obligated to issue additional Warrants exercisable over a three year period for 250,000 shares of Common Stock. The issuance and exercise of any such additional warrants would have a dilutive effect on the Company's stockholders and could have an adverse effect on the Company's stock price, as could the resale of the shares acquired thereunder. The Equity Line will not be available under certain conditions which could require the Company to seek funds from other sources (with the attendant risk factors set forth in the preceding paragraph).

Potential Issuance of Preferred Stock. The Company's Board of Directors has the authority, without any further vote by the Company's stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption redemption price and liquidation preference. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Stock to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors.

Environment and Controlled Use of Hazardous Materials. The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, discharge, handling and disposal of certain materials and wastes used in its operations, some of which are classified as "hazardous." There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations as its research activities are increased or that the operations, business and future profitability of the Company will not be adversely affected by current or future environmental laws and regulations. Although the company believes that its safety procedures for handling and disposing materials comply with such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated.

In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

                                 USE OF PROCEEDS

The net proceeds of the offering of the Offered Securities will be received directly by each Selling Securityholder. No proceeds will be received by the Company from the sale of the Common Stock offered hereby. The exercise price of the Warrant Shares to be received by the Company is $8.6125 per share. The Company intends to use the proceeds from the exercise of the Warrants for general working capital purposes.

Zila has not paid dividends on the Zila Common Stock. It is the present policy of Zila's Board of Directors to retain future earnings to finance the growth and development of Zila's business. Any future dividends will be at the discretion of Zila's Board of Directors and will depend upon the financial condition, capital requirements, earnings and liquidity of Zila as well as other factors Zila's Board of Directors may deem relevant. Bio-Dental is a wholly-owned subsidiary of Zila, Inc. and may from time to time declare and pay dividends to Zila, Inc.

                         DETERMINATION OF OFFERING PRICE

This Prospectus may be used from time to time by the Selling Securityholders who offer the Offered Securities registered hereby for sale. The offering price of such shares of Common Stock will be determined by the Selling Securityholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                             SELLING SECURITYHOLDERS

The following table provides certain information with respect to the Common Stock beneficially owned by the Selling Securityholders who are entitled to use this Prospectus. The information in the table is as of the date of this Prospectus. Other than as set forth below, no Selling Securityholder has had a material relationship with the Company within the past three years other than as a result of the ownership of Common Stock or as a result of entering into the Equity Line Agreement.

Upon the completion of the offering and assuming the sale by the Selling Securityholders of all the shares of Common Stock available for sale under this Prospectus, none of the Selling Securityholders shall own more than 1% of the outstanding Common Stock of the Company.

The Common Stock offered by this Prospectus may be offered from time to time by the Selling Securityholders named below or their nominees:

                                                                                                            SHARES
                                                                                                         BENEFICIALLY
                                                                                        SHARES            OWNED AFTER
                                                  SHARES                               AVAILABLE          COMPLETION
           NAME AND ADDRESS OF SELLING         BENEFICIALLY         WARRANTS        FOR SALE UNDER          OF THE
                 SECURITYHOLDER                    OWNED              (1)           THIS PROSPECTUS        OFFERING
1    Deere Park Capital Management(1)             488,851           285,000          3,990,000 (2)             0
     650 Dundee Road
     Suite 460
     Northbrook, Illinois 60062
2    Bartholomew Investment, L.P.(1)              25,729             15,000           210,000 (2)              0
     1 Sioux Court
     Justice, Illinois 60458
3    H.J. Meyers & Co., Inc.                      12,500               0                12,500                 0
     180 Maiden Lane, 19th Floor
     New York, New York 10038-4925
4    Taurus Financial Group, Ltd.                 12,500               0                12,500                 0
     67 Wall Street, Ste 2411
     New York, New York 10005
5    Egidio Cianciosi (3) (5)                   313,479 (4)            0                238,479             75,000
     c/o Cygnus Imaging
     8240 E. Gelding
     Suite 101
     Scottsdale, Arizona 85260
6    James T. Jensen (3)(5)                        7,949               0                 7,949                 0
     c/o Cygnus Imaging
     8240 Gelding
     Suite 101
     Scottsdale, Arizona 8520
7    Kenneth D. Kirk (5)                          12,970               0                12,970                 0
     5107 E. Kings Ave.
     Scottsdale, Arizona 85254
                                       TOTAL      873,978           300,000            4,484,398            75,000

(1) The Warrants were acquired by the Selling Securityholders pursuant to the Private Equity Line of Credit Agreement as a commitment fee.

(2) Represents shares issued or to be issued pursuant to the terms of the Equity Line Agreement. Deere Park and Bartholomew may reallocate the number of shares between them.

(3) Egidio Cianciosi is President of Cygnus Imaging, a wholly-owned subsidiary of Zila, Inc. James T. Jenson is an employee of Cygnus Imaging.

(4) Includes 75,000 shares issuable upon the exercise of options; 25,000 shares vest on each of April 4, 1998,

1999 and 2000.

(5) The shares set forth in the "Shares Available for Sale Under this Prospectus" column were acquired by the Selling Securityholders in connection with the acquisition of Cygnus Imaging by Zila, Inc. on April 4, 1997.

                              PLAN OF DISTRIBUTION

The Selling Securityholders have advised the Company that during such time as the Selling Securityholders may be engaged in the attempt to sell Common Stock registered hereunder, it will cause to be furnished to each person to whom Common Stock included herein may be offered, and to each broker-dealer, if any, through whom Common Stock is offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person.

To the extent required pursuant to Rule 424 under the Securities Act, a Prospectus Supplement will be filed with the Securities and Exchange Commission with respect to a particular offering setting forth the terms of any offering, including the name or names of any underwriters or agents, if any, any underwriting discounts and other items constituting underwriters' compensation, the offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in a sale, shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Common Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Common Stock to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Common Stock will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the Common Stock if any is purchased.

If dealers are utilized in the sale of Common Stock in respect of which this Prospectus is delivered, the Selling Securityholders will sell such Common Stock to the dealers as principals. The dealers may then resell such Common Stock to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto.

If an agent is used, the agent will be named, and the terms of the agency and any commissions will be set forth in a Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

Common Stock may be sold directly by the Selling Securityholders to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Securityholders to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company or the Selling Securityholder in the ordinary course of business.

The Company will bear all costs and expenses of the registration of the Offered Securities under the Securities Act and certain state securities laws. The Selling Securityholders will pay any transaction costs associated with effecting any sales that occur.

The Selling Securityholders are not restricted as to the price or prices at which it may resell Warrant Shares acquired upon the exercise of the Warrants. Such resales may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Securityholders are not restricted as to the Common Stock which could be sold at the same time, which also may have an adverse effect on the market price of the Common Stock.

The Company has agreed to indemnify the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

The legality of the securities offered hereby has been passed upon for the Company by Streich Lang, P.A., Phoenix, Arizona.

                                     EXPERTS

The financial statements of the Company and its consolidated subsidiaries, except Bio-Dental, as of July 31, 1996 and 1995, and for each of the three years in the period ended July 31, 1996, incorporated in this prospectus by reference from Zila Inc.'s Current Report on Form 8-K dated July 18, 1997, have been audited by Deloitte & Touche LLP, as stated in their report, which is incorporated herein by reference. The financial statements of Bio-Dental (consolidated with those of the Company and not presented separately) as of March 31, 1995, and for the eight months ended March 31, 1996 and for each of the three years in the period ended March 31, 1996, have been audited by Grant Thornton LLP, as stated in their report incorporated herein by reference. Such financial statements of the Company and its consolidated subsidiaries are incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Zila Inc.'s Annual Report on Form 10-K for the year ended July 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                  -------------


                                TABLE OF CONTENTS

                                                                            Page

Available Information..........................
Incorporation of Certain
  Documents by Reference.......................
Prospectus Summary.............................
Recent Developments..............................
Risk Factors...................................
Use of Proceeds................................
Determination of Offering Price................
Selling Securityholders........................
Plan of Distribution...........................
Legal Matters..................................
Experts........................................
Material Changes...............................





                                   ZILA, INC.


                                4,484,398 SHARES
                                $0.001 PAR VALUE


                                   PROSPECTUS


                               ____________, 1997

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

     ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the Registration Statement.

Securities and Exchange Commission Registration Fee..............             $9,975
Legal Fees and Expenses..........................................             12,000*
Accounting Fees and Expenses.....................................              5,000*
Other Expenses...................................................              2,500*
                                                                               ------
          Total Expenses.........................................             $29,475
                                                                              =======

*Estimated

     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 11 of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), limits, to the full extent permitted by Delaware law, directors' personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty. Section 102 of the Delaware General Corporation Law, as amended, enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duty of care. However, Delaware law does not permit the elimination of a director's liability for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, unlawfully paying a dividend or approving a stock repurchase or obtaining an improper personal benefit. The limitation of liability provided by the statute continues after a director has ceased to occupy such position. The statute has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Article X of the Company's Bylaws requires indemnification of directors and officers of the Company to the full extent permitted by Delaware law for claims against them in their official capacities, including stockholders' derivative actions. Article X requires that the Company advance expenses incurred in the defense of such claims and continue the right of indemnification for persons who have ceased to be directors or officers, and permits the Company to enter into indemnification agreements with its directors and officers.

     Section 145 of the Delaware General Corporation Law, as amended, applies to the Company and provides for the indemnification of officers and directors in specified instances. It permits a corporation, pursuant to a bylaw provision in an indemnity contract, to pay an officer's or director's litigation expenses in advance of a proceeding's final disposition, and provides that rights arising under an indemnity agreement or bylaw provision may continue as to a person who has ceased to be a director or officer.

     The Company currently maintains directors' and officers' liability insurance to supplement the protection provided in the Company's Certificate of Incorporation and Bylaws and to fund any indemnification payments that the Company may be required to make. Such insurance is renewable annually and is subject to standard terms and conditions, including exclusions from coverage.

     The above discussion is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws. See Exhibits 3-A and 3-B to this Registration Statement.

  ITEM 16.  EXHIBITS


   EXHIBIT                                                                                    Page Number
   NUMBER                    Description                                                    Method of Filing
     3-A      Certificate of Incorporation, as amended                  Incorporated by reference to Exhibit 3-A of the
                                                                        Company's Annual Report on Form 10-K for
                                                                        the fiscal Year ended July 31, 1988. (the "1988
                                                                        10-K")

     3-B      Bylaws                                                    Incorporated by reference to Exhibit 3-B
                                                                        of the 1988 10-K.
     4-C      Specimen Common Stock Certificate                         Incorporated by reference to Exhibit 4-A
                                                                        of the 1988 10-K.
     4-D      Specimen Warrant Certificate                              Incorporated by reference to Exhibit 4-C filed
                                                                        with Amendment No. 2 to the Company's
                                                                        Registration Statement on Form S-4, Registration
                                                                        No. 33-19647.
    10-A      Private Equity Line of Credit Agreement                   *
              between Deere Park Capital Management and
              Zila, Inc., dated as of April 30, 1997
    10-B      Amendment to Private Equity Line of Credit
              Agreement, dated as of _____________
    10-C      Registration Rights Agreement dated as of                 *
              May 9, 1997 between Zila, Inc. and Deere
              Park Capital Management
    10-D      Registration Rights Agreement dated as of                 *
              May 9, 1997 between Zila, Inc. and
              Bartholomew Investment, L.P.
    10-E      Deere Park Capital Management Warrant                     *
    10-F      Bartholomew Investment, L.P. Warrant
    10-G      Merger Agreement dated as of April 3, 1997                *
              among Zila, Inc., Cygnus Imaging, Inc.,
              Cygnus Merger Corporation, and Egidio
              Cianciosi, James Jenson and Kenneth Kirk
     5-A      Opinion of Streich Lang, P.A. as to the                   *
              legality of securities being registered
    23-A      Consent of Deloitte & Touche LLP                          *
    23-B      Consent of Deloitte & Touche LLP                          *
    23-C      Consent of Grant Thornton LLP                             *
    23-D      Consent of Streich Lang, P.A.                             See Exhibit 5-A
    24-A      Power of Attorney of Joseph Hines
    24-B      Power of Attorney of Clarence J. Baudhuin                 *
    24-C      Power of Attorney of Patrick M. Lonergan                  *
    24-D      Power of Attorney of Michael S. Lesser                    *
    24-E      Power of Attorney of Carl A. Schroeder                    *

     24-F     Power of Attorney of Curtis M. Rocca III                  *
     24-G     Power of Attorney of Douglas L. Ayer                      *
  * Filed herewith.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(I) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Zila, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix and State of Arizona on July 18, 1997.

                                        ZILA, INC., a Delaware corporation

                                        By /s/ Clarence J. Baudhuin
                                          --------------------------------------
                                        Clarence J. Baudhuin
                                        Executive Vice President of Finance
                                        and Administration, Treasurer and
                                        Director (Principal Financial and
                                        Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

            SIGNATURE                                  TITLE                                   DATE
            ---------                                  -----                                   ----

     /s/ Joseph Hines                        Chairman of the Board, President,            July 18, 1997
-------------------------------------------  Chief Executive Officer
         Joseph Hines


    /s/ Clarence J. Baudhuin                 Executive Vice President of Finance          July 18, 1997
-------------------------------------------  and Administration,
     Clarence J. Baudhuin                    Treasurer and Director


                      *                      Director                                     July 18, 1997
-------------------------------------------
    Curtis M. Rocca III

                       *                     Director                                     July 18, 1997
-------------------------------------------
    Patrick M. Lonergan


                        *                    Director                                     July 18, 1997
-------------------------------------------
    Carl A. Schroeder



                         *                   Director                                     July 18, 1997
-------------------------------------------
    Douglas L. Ayer

                          *                  Director                                     July 18, 1997
-------------------------------------------
    Michael S. Lesser


*By  /s/ Clarence J. Baudhuin
--------------------------------------------------
       Clarence J. Baudhuin
       Attorney-in-Fact